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                                    Exhibit 1

                            PRIMEVISION HEALTH, INC.
                           First Union Capital Center
                    150 Fayetteville Street Mall, Suite 1000
                                Raleigh, NC 27601


                                                 As of January 29, 2000

VIA FACSIMILE (512) 478-5733
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Mr. Thomas Cooke
301 Congress Avenue
Suite 1550
Austin, TX 78701

Dear Mr. Cooke:

         As you know, PrimeVision Health, Inc. (the "Company") and you are parties to a voting agreement (the "Agreement") pursuant to which you granted, for the benefit of the Company, to the Company's representatives a proxy to vote what are now shares of OptiCare Eye Health Systems, Inc. on all matters to be submitted to the shareholders of OptiCare Health Systems.

         The Agreement was entered into for the Company's benefit in order to induce it to enter into a certain merger agreement. The Company no longer has any purpose or reason to retain the voting rights and, accordingly, as of the date hereof waives any additional benefits it a may have under the agreement and relinquishes any right it may have to vote or influence the voting of the shares of the Company's Common Stock which were subject to the Agreement. Accordingly, the Agreement is hereby terminated.

                                                 PRIME VISION HEALTH, INC.



                                                 By:
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